Exhibit 4.1

Certificate No. ___________

THIS CERTIFIES THAT ______________________________________________________is the registered Holder of ______________________________________________________ Units of Class A Membership Interests of

COLLINS GROWTH & INCOME FUND, LLC .
A limited liability company organized under the laws of the State of Delaware fully paid and non-assessable transferable only on the books of the Company by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. The rights and preferences of this Class A Unit are provided under the Collins Growth & Income Fund, LLC Operating Agreement dated ___, 2004. This certificate may only be transferred in accordance with said Operating Agreement.

In Witness Whereof, the said Company has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ___day of ___A.D.

Manager	Manager